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                                                                    Exhibit 16.1


                [LETTERHEAD OF WILLIAM C. SPORE & COMPANY, PC.]

U.S. Securities and Exchange Commission

Re:   Royal Financial Corporation
      Disclosure related to change in accountants

I have reviewed the "Changes in and Disagreements with Accountants" disclosure as it relates to Royal Financial Corporation (RMC) and I am in agreement with the disclosure. The reasons for the change were discussed with my Firm and I was in agreement with and supported the change. There were no disagreements with my Firm and the management of RMC.


/s/ William C. Spore

William C. Spore
Certified Public Accountant

February 2, 1999